UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2009

Openwave Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

(408) 480-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2009, the Compensation Committee of Openwave Systems Inc. (“Openwave”) approved the Openwave Systems Inc. Fiscal Year (FY) 2010 Executive Corporate Incentive Plan for executive officers (the “CIP”).

There are two performance periods under the CIP: July 1, 2009 to December 31, 2009; and January 1, 2010 to June 30, 2010. Each executive officer is assigned a target incentive percentage, and the bonus payable to the executive officer for a performance period is determined by the following formula:

Bonus Payable = Eligible Base Pay (salary) x Target Incentive Percentage x CPM

The CIP has two measures of Openwave’s financial performance to determine the CPM, or Company Performance Modifier, for the period: year-to-date bookings; and year-to-date non-GAAP operating income or loss before CIP payout. For each performance period, each of these two measures as set forth in Openwave’s operating plan is measured against actual Openwave results for the year-to-date, and the percentage of achievement is calculated as follows:

Average of YTD Bookings Achievement % and YTD Operating Profit* Achievement %	<80%	80%	90%	100%	110%	125%
Company Performance Modifier (CPM)	0%	50%	75%	100%	120%	150%

Operating results falling between the amounts in the table are pro-rated. Each of the performance measures is equally weighted and the overall Company Performance Modifier is the average of the two. For example, if one performance measure results in a Company Performance Modifier of 50%, and the other of 100%, then the overall Company Performance Modifier is 75%.

The CIP provides that Openwave’s operating profit and bookings targets may be appropriately adjusted by the Compensation Committee upon the completion of a merger or an acquisition to adequately reflect the impact of the merger or acquisition on Openwave’s operating profit and bookings targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Openwave Systems Inc.

	By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Senior Vice President and General Counsel

Dated: July 29, 2009